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                                                                       Exhibit 4



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                   AND RIGHTS
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                      NOISE CANCELLATION TECHNOLOGIES, INC.


         Noise Cancellation Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"),

         DOES HEREBY CERTIFY

         That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, at a meeting duly held on July 15, 1998, adopted a resolution providing for the issuance of a series of twelve thousand (12,000) shares of Series D Convertible Preferred Stock, and providing for the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, which resolution is as follows:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article IV of the Restated Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock of the Corporation with par value of $0.10 per share (the "Preferred Stock") to consist of twelve thousand (12,000) shares of the 10,000,000 authorized shares of Preferred Stock, which the Corporation now has authority to issue, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, set forth in Article IV of the Certificate of Incorporation not inconsistent with the terms of this resolution and which are applicable to the Preferred Stock) as follows:

                  (1) Designation. The designation of said series of Preferred Stock created by this Resolution shall be Series D Convertible Preferred Stock. Shares of said Series D Convertible Preferred Stock are herein referred to as "Series D Preferred Shares."
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                  (2) Par Value, Stated Value and Accretion Rate. Each Share of
         Series D Convertible Preferred Stock shall have a par value of $0.10, and a stated value (face amount) of One Thousand Dollars ($1,000.00) (the "Stated Value"), with an accretion rate of four percent (4%) per annum on the Stated Value for the purposes and on the terms set forth herein.
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                  (3) Dividends. The Series D Preferred Shares shall not bear any dividends.

                  (4) Holder's Conversion of Series D Preferred Shares. A holder of Series D Preferred Shares shall have the right, at such holder's option, to convert the Series D Preferred Shares into shares of the Corporation's common stock, $.01 par value per share (the "COMMON STOCK"), on the following terms and conditions:

                           (a) Conversion Right. Subject to the provisions of
                  Sections 4(g), 4(j), 4(k), and 5(a) below, at any time or times on or after the earlier of (i) 90 days after the Issuance Date (as defined herein), (ii) 5 days after receiving a "no-review" status from the U.S. Securities and Exchange Commission in connection with a registration statement ("REGISTRATION STATEMENT") covering the resale of Common Stock issued upon conversion of the Series D Preferred Shares and required to be filed by the Corporation pursuant to the Registration Rights Agreement between the Corporation and its initial holders of Series D Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT"), (iii) the date that the Registration Statement is declared effective (the "REGISTRATION STATEMENT EFFECTIVE DATE") by the U.S. Securities and Exchange Commission (the "SEC") any holder of Series D Preferred Shares shall be entitled to convert any Series D Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 4(h) below) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event other than upon a Mandatory Conversion pursuant to Section 4(g) hereof, shall any holder be entitled to convert Series D Preferred Shares in excess of that number of Series D Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 9.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series D Preferred Shares beneficially owned by the holder and its affiliates beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial

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                  ownership shall be calculated in accordance with Section 13(d)
                  of the Securities Exchange Act of 1934, as amended.

                           (b) Conversion Rate. The number of shares of Common
                  Stock issuable upon conversion of each of the Series D Preferred Shares pursuant to Section 4(a) shall be determined according to the following formula (the "CONVERSION RATE")

                           (.04)(N/365)(1,000) +1,000
                           ___________________________

                                CONVERSION PRICE

                  ;provided that the Corporation shall have the option to pay the 4% accretion accruing on each Series D Preferred Share in either cash or Common Stock of the Corporation. Notwithstanding anything contained herein to the contrary, the Corporation shall not issue in excess of 24,000,000 Shares of Common Stock upon conversion of 12,000 Series D Preferred Shares or such lesser amount as determined on a pro-rata basis based upon the number of Series D Preferred Shares issued. For example, if 6,000 Shares of Series D Preferred Shares are issued, the Corporation shall not issue in excess of 12,000,000 Shares of Common Stock.

                  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                                    (i) "CONVERSION PRICE" means, as of any date
                           of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for the five (5) consecutive trading days immediately preceding such date, provided however that in the even that such calculation results in a number which is equal to or less than $0.50 per Share, then the Conversion Price shall be $0.50 per Share (the "Floor Price");

                                    (ii) "CONVERSION PERCENTAGE" means 80% and
                           shall be reduced by an additional 2% for every 30 days (pro-rated for partial months) beyond 60 days from the Issuance Date (the "SCHEDULED FILING DATE") that the Registration Statement is not filed by the Corporation;

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                                    (iii) "AVERAGE MARKET PRICE" means, with
                           respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

                                    (iv) "CLOSING BID PRICE" means, for any
                           security as of any date, the last closing bid price on the Nasdaq National Market System (the "NASDAQ-NM") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq-NM is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period); and

                                    (v) "N" means the number of days from, but
                           excluding, the Issuance Date through and including the Conversion Date for the Series D Preferred Shares for which conversion is being elected.

                                    (vi) "ISSUANCE DATE" means the date of
                           issuance of Series D Preferred Shares having an aggregate stated value of $6,000,000.

                           (c) [LEFT INTENTIONALLY BLANK]

                           (d) Adjustment to Conversion Price - Dilution and
                  Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4(d).

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                                    (i) Adjustment of Floor Price upon
                           Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Floor Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Floor Price in effect immediately prior to such combination will be proportionately increased.

                                    (ii) Reorganization, Reclassification,
                           Consolidation, Merger, or Sale. Any recapitalization, reorganization reclassification, consolidation.
                           merger, sale of all or substantially all of the Corporation's assets to another Person (as defined below) or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Shares then outstanding) to insure that each of the holders of the Series D Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Shares had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 4(d) and
                           Section 4(e) below will thereafter be applicable to the Series D Preferred Shares. The

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                           Corporation will not effect any such consolidation,
                           merger or sale, unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Shares then outstanding), the obligation to deliver to each holder of Series D Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                                    (iii) Notices.

                                            (A) Immediately upon any adjustment
                                    of the Conversion Price, the Corporation will give written notice thereof to each holder of Series D Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                            (B) The Corporation will give
                                    written notice to each holder of Series D
                                    Preferred Shares at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                            (C) The Corporation will also give
                                    written notice to each holder of Series D
                                    Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution or liquidation will take place.

                           (e) Purchase Rights. If at any time the Corporation
                  grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all

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                  the record holders of any class of Common Stock (the "PURCHASE
                  RIGHTS"), then the holders of Series D Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Shares immediately before the date on which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                           (f) Mechanics of Conversion. Subject to the
                  Corporation's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in
                  Section 7 below:

                                    (i) Holder's Delivery Requirements. To
                           convert Series D Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Corporation or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Corporation or the Transfer Agent as soon as practicable following such certificates, the original certificates representing the Series D Preferred Shares being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                                    (ii) Corporation's Response. Upon receipt by
                           the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or the Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt, issue and surrender to a common carrier for

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                           overnight delivery to the address as specified in the
                           Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

                                    (iii) Dispute Resolution. In the case of a
                           dispute as to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                                    (iv) Record Holder. The person or persons
                           entitled to receive the shares of Common Stock issuable upon a conversion of Series D Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                                    (v) Corporation's Failure to Timely Convert.
                           If the Corporation shall fail to issue to a holder within seven (7) business days following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is

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                           entitled upon such holder's conversion of Series D
                           Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement between the Corporation and the initial holders of the Series D Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant to
                           Section 8 thereof), the Corporation shall pay additional damages to such holder on each day after the seventh (7th) business day following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the business day following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice.

                           (g) Mandatory Conversion. If any Series D Preferred
                  Shares remain outstanding on July 31, 2000, then all such Series D Preferred Shares shall be converted as of such date in accordance with this Section 4 as if the holders of such Series D Preferred Shares had given the Conversion Notice on July 31, 2000, and the Conversion Date had been fixed as of July 31, 2000, for all purposes of this Section 4, and all holders of Series D Preferred Shares shall thereupon and with two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent. No person shall thereafter have any rights in respect of Series D Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 4.

                           (h) Fractional Shares. The Corporation shall not
                  issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series D Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of

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                  Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (i) Taxes. The Corporation shall pay any and all
                  taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series D Preferred Shares.

                           (j) Conversion Restriction. The right of a holder of
                  Series D Preferred Shares to convert Series D Preferred Shares pursuant to this Section 4 shall be subject to the following limitations (which shall be applied independently):

                                    (i) Prior to the earlier of (i) the 90th day
                           following the Issuance Date or (ii) the Registration Statement Effective Date (such earlier period shall be hereinafter referred to as the "Initial Conversion Date"), holders of Series D Preferred Shares shall not be entitled to convert any Series D Preferred Shares;

                                    (ii) During the period beginning on the
                           Initial Conversion Date and ending on the 30th day following the Initial Conversion Date, each Buyer and all of their respective successors shall be entitled to convert no more than 25% of the number of Series D Preferred Shares purchased by such Buyer;

                                    (iii) During the period beginning on the
                           Initial Conversion Date and ending on the 60th day following the Initial Conversion Date, each Buyer and all of their respective successors shall be entitled to convert no more than 50% of the number of Series D Preferred Shares purchased by such Buyer;

                                    (iv) During the period beginning on the
                           Initial Conversion Date and ending on the 90th day following the Initial Conversion Date, each Buyer and all of their respective successors shall be entitled to convert no more than 75% of the number of Series D Preferred Shares purchased by such Buyer;

                                    (v) After the 90th day following the Initial
                           Conversion Date, each holder of the Series D
                           Preferred Shares shall be entitled to convert any and all of the Series D Preferred Shares then held by such person.

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                  Provided however, notwithstanding the foregoing, any holder of
                  Series D Preferred Shares shall be immediately entitled to convert all of such holder's Series D Preferred Shares into shares of Common Stock pursuant to this Section 4 upon (i) the occurrence of any Triggering Event, (ii) any public announcement by the Corporation stating that the Corporation intends to consummate, or is the subject of, a Major Transaction, (iii) execution of a definitive agreement by the Corporation with respect to a Major Transaction, (iv) the consummation of a Major Transaction, or (v) if the Closing Price of the Common Stock as reported by NASDAQ or on another securities exchange or market on which the Common Stock is listed for the previous five (5) trading days is greater than $1.25. A "Major Transaction" shall be deemed to have occurred upon the occurrence of any of the following events:

                                    (i) the consummation of any merger,
                           reorganization, restructuring, consolidation, or similar transaction by or involving the Corporation except (A) a merger or consolidation where the Corporation is a survivor or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation;

                                    (ii) the sale of all or substantially all of
                           the assets of the Corporation or all of its material subsidiaries or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Corporation and/or its subsidiaries; or

                                    (iii) the occurrence, after the date hereof,
                           of the acquisition, by any person (including any entity or association) or persons (other than any existing stockholder of the Corporation or two or more existing stockholders of the Corporation acting in concert), of securities of the Corporation (or the power to vote such securities) representing 50% or more of the total voting power of all outstanding Common Stock or other voting securities of the Corporation.

                           (k) Condition Precedent to Conversion Rights. None of
                  the rights of holders of the Series D Preferred Shares to convert Series D Preferred Shares into Common Stock of the Corporation pursuant to this Section 4 or otherwise and none of the obligations of the Corporation to reserve shares of Common Stock for issuance or to

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                  issue and deliver shares of Common Stock upon a holder's
                  exercise of such conversion rights shall be enforceable unless and until the stockholders of the Corporation entitled to vote therefor approve an increase in the authorized Common Stock of the Corporation from 185,000,000 shares to 255,000,000 shares and the Corporation completes the requisite filing of an amendment to the Restated Certificate of Incorporation of the Corporation effecting such an increase in the Office of Secretary of State of the State of Delaware which the Corporation undertakes immediately to make upon approval of such amendment to the Restated Certificate of Incorporation.

                           (5) Corporation's Right to Redeem at its Election.

                           (a) At any time, as long as the Corporation has not
                  received a notice of Conversion from the holder and has not breached any of the representations, warranties, and covenants contained herein or in any related agreements, the Corporation shall have the right, in its sole discretion, to redeem ("REDEMPTION AT CORPORATION'S ELECTION"), from time to time, any or all of the Series D Preferred Shares; provided (i) the Corporation shall first provide no more than five (5) days and no less than (1) day advance written notice as provided in subparagraph 5(a)(ii) below (which can be given any time on or after 80 days after the Issuance Date, and (ii) that the Corporation shall only be entitled to redeem Series D Preferred Shares having an aggregate Stated Value (as defined above) of at least Five Hundred Thousand Dollars ($500,000). If the Corporation elects to redeem some, but not all, of the Series D Preferred Shares, the Corporation shall redeem a pro-rata amount from each Holder of the Series D Preferred Shares.

                                    (i) Redemption Price At Corporation's
                           Election. The "REDEMPTION PRICE AT CORPORATION'S ELECTION" shall be calculated as 125% of Stated Value, plus the unpaid 4% per annum accretion of the Series D Preferred Shares being redeemed pursuant to this Section 5(a).

                                    (ii) Mechanics of Redemption at
                           Corporation's Election. The Corporation shall effect each such redemption by giving no more than five (5) days and no less than one (1) day prior written notice ("NOTICE OF REDEMPTION AT CORPORATION'S ELECTION") to (A) the Holders of the Series D Preferred Shares

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                           selected for redemption at the address and facsimile
                           number of such Holder appearing in the Corporation's Series D Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Corporation's Election shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Corporation's Election. Such Notice of Redemption At Corporation's Election shall indicate
                           (i) the number of shares of Series D Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "DATE OF REDEMPTION AT CORPORATION'S ELECTION") and
                           (iii) the applicable Redemption Price At
                           Corporation's Election, as defined in subsection
                           (a)(i) above. Notwithstanding the above, Holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Corporation's Election, any Series D Preferred Shares which it is otherwise entitled to convert, including Series D Preferred Shares that have been selected for redemption at Corporation's election pursuant to this subsection 5(a).

                           (b) Corporation Must Have Immediately Available Funds
                  or Credit Facilities. The Corporation shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 5(a) unless it has:

                                    (i) the full amount of the redemption price
                           in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                                    (ii) immediately available credit
                           facilities, in the full amount of the redemption price with a bank or similar financial institution, or

                                    (iii) an agreement with a standby
                           underwriter willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemptions; or

                                    (iv) a combination of the items set forth in
                           (i), (ii), and (iii) above, aggregating the full amount of the redemption price.

                           (c) Payment of Redemption Price. Each Holder
                  submitting Series D Preferred Shares being redeemed under this
                  Section 5 shall send their Series D Preferred Share Certificates to be redeemed to the Corporation or its Transfer Agent, and the Corporation shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Corporation's Election.

                  (6) Redemption at Option of Holders.

                           (a) [LEFT INTENTIONALLY BLANK]

                           (b) Redemption Option Upon Triggering Event. In
                  addition to all other rights of the holders of Series D Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series D Preferred Shares shall have the right in accordance with Section 6(g), at the option of the holders of at least two-thirds (2/3) of the Series D Preferred Shares then outstanding, to require the Corporation to redeem all of the Series D Preferred Shares then outstanding at a price per Series D Preferred Share equal to the greater of (i) 125% of the Liquidation Value of such Share and (ii) the price calculated in accordance with the Redemption Rate as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open.

                           (c) "Redemption Rate." The "REDEMPTION RATE" shall,
                  as of any date of determination, be equal to (i) the Conversion Rate in effect as of such date as calculated pursuant to Section 4(b) multiplied by (ii) the Closing Bid Price of the Common Stock on such date.

                           (d) [LEFT INTENTIONALLY BLANK]

                           (e) "Triggering Event." A "TRIGGERING EVENT" shall be
                  deemed to have occurred at such time as any of the following events:

                                    (i) [LEFT INTENTIONALLY BLANK]

                                    (ii) [LEFT INTENTIONALLY BLANK]

                                    (iii) the Corporation's notice to any holder
                           of Series D Preferred Shares, including by way of public announcement, at any time, of its intention for any reason not to comply with requests for conversion of any Series D Preferred Shares for shares of Common Stock;

                                    (iv) if for any reason the Corporation
                           breaches any material representation or fails to perform or observe any covenant, agreement, or other provision contained herein or in the Securities Purchase Agreement or the Registration Rights Agreement, and such failure is not cured within 30 days after the Corporation receives notice thereof from holders of at least 10% of the Series D Preferred Shares then outstanding ("Notice of Triggering Event"), of the occurrence thereof, and such failure has had, or could reasonably be expected to have, a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Corporation and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Corporation or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series D Preferred Shares;

                           (f) [LEFT INTENTIONALLY BLANK]

                           (g) Mechanics of Redemption at Option of Holder Upon
                  Triggering Event. Within one (1) day after receipt of a Notice of Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier to each holder of Series D Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series D Preferred Shares then outstanding may require the Corporation to redeem all of the Series D Preferred Shares then outstanding in accordance with
                  Section 6(b) by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Corporation, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series D Preferred Shares that such holders are voting in favor of redemption and
                  (ii) the applicable redemption price, as calculated pursuant to Section 6(b) above.

                           (h) Payment of Redemption Price. Upon the
                  Corporation's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event from the holders of at least two-thirds (2/3) of the Series D Preferred Share then outstanding, the Corporation shall immediately notify each holder by facsimile of the Corporation's receipt of such requisite notices necessary to affect a redemption and each holder of Series D Preferred Shares shall thereafter promptly send such holder's Series D Preferred Share certificates to be redeemed to the Corporation or its Transfer Agent. The Corporation shall pay the applicable redemption price, as calculated pursuant to Section 6(b) above, in cash to such holder within thirty (30) days after the Corporation' receipt of the requisite notices required to affect a redemption; provided that a holder's Series D Preferred Shares certificates shall have been so delivered to the Corporation or its Transfer Agent; provided further that if the Corporation is unable to redeem all of the Series D Preferred Shares, the Corporation shall redeem an amount from each holder of Series D Preferred Shares equal to such holder's pro-rata amount (based on the number of Series D Preferred Shares held by such holder relative to the number of Series D Preferred Shares outstanding) of all Series D Preferred Shares being redeemed. If the Corporation shall fail to redeem all of the Series D Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), the applicable redemption price payable in respect of such unredeemed Series D Preferred Shares shall bear interest at the rate of 1% for the first month and a rate of 2.5% per month thereafter (prorated for partial months) until paid in full. Until the Corporation pays such unpaid applicable redemption price in full to each holder, holders of at least two-thirds (2/3) of the Series D Preferred Shares then outstanding, including shares of Series D Preferred Shares submitted for redemption pursuant to this
                  Section 6 and for which the applicable redemption price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Corporation to promptly return to each holder all of the Series D Preferred Shares that were submitted for redemption by such holder under this Section 6 and for which the applicable redemption price has not been paid, by sending written notice thereof to the Corporation via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Corporation's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable redemption price to each holder, (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event shall be null and void with respect to those Series D Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid,
                  (ii) the Corporation shall immediately return any Series D Preferred Share certificates submitted to the Corporation by each holder for redemption under this Section 6(h) and for which the applicable redemption price had not been paid, (iii) the Conversion Percentage in effect at such time and thereafter shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months (prorated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Triggering Event is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to
                  Section 4(f)(iii) above with the term "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

                  (7) Inability to Fully Convert.

                           (a) Holder's Option if Corporation Cannot Fully
                  Convert. If at any time after the Registration Statement Effective Date, upon the Corporation's receipt of a Conversion Notice, the Corporation does not issue shares of Common Stock which are registered for resale under the Registration Statement within five (5) business days of the time required in accordance with Section 4(f) hereof, for any reason or for no reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its Securities, including without limitation The Nasdaq Stock Market, Inc. from issuing all of the Common Stock which is to be issued to a holder of Series D Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 4(f) above and, with respect to the unconverted Series D Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under

                  Section 8 thereof), under the Registration Rights Agreement, at law or in equity, elect to:

                                    (i) require the Corporation to redeem from
                           such holder those Series D Preferred Shares for which the Corporation is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series D Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 125% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date;

                                    (ii) if the Corporation's inability to fully
                           convert Series D Preferred Shares is pursuant to
                           Section 7(a)(z) above, require the Corporation to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to
                           Section 4(f) above; or

                                    (iii) void its Conversion Notice and retain
                           or have returned, as the case may be, the nonconverted Series D Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

                           (b) Mechanics of Fulfilling Holder's Election. The
                  Corporation shall immediately send via facsimile to a holder of Series D Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 7(a) above, a notice of the Corporation's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Corporation is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series D Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Corporation ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 7(a) above.

                           (c) Payment of Redemption Price. If such holder shall
                  elect to have its shares redeemed pursuant to Section 7(a) above, the Corporation shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Corporation's receipt of the holder's Notice in Response to Inability to Convert. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 7(c) (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), such unpaid amount shall bear interest at the rate of 1% for the first month and a rate of 2.5% per month thereafter (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Series D Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series D Preferred Shares. Notwithstanding the foregoing, if the Corporation fails to pay the applicable Mandatory Redemption Price within such thirty
                  (30) days time period due to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to
                  Section 4(f)(iii) above with the term "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term, "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

                           (d) Pro-rata Conversion and Redemption. In the event
                  the Corporation receives a Conversion Notice from more than one holder of Series D Preferred Shares on the same day and the Corporation can convert and redeem some, but not all, of the Series D Preferred Shares pursuant to this Section 7, the Corporation shall convert and redeem from each holder of Series D Preferred Shares electing to have Series D Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series D Preferred Shares held by such holder relative to the number of Series D Preferred Shares outstanding) of all Series D Preferred Shares being converted and redeemed at such time.

                  (8) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series D Preferred Shares represented by a particular Series D Preferred Share certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series D Preferred Shares a Series D Preferred Share certificate representing the remaining Series D Preferred Shares which have not been so converted or redeemed.

                  (9) Reservation of Shares. Subject to Section 4(k), the Corporation shall, so long as any of the Series D Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series D Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the Series D Preferred Shares are at any time convertible, based upon the Floor Price.

                  (10) Voting Rights. Holders of Series D Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware and as expressly provided in this Certificate of Designations.

                  (11) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series D Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), after all amounts payable to the holders of the Corporation's Series C Convertible Preferred Stock and before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series D Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series D Preferred Share equal to the sum of
         (i) $1,000 and (ii) an amount equal to the product of (.04) (N/365) ($1,000) (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series D Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Series D Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series D Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series D Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Series D Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

                  (12) Preferred Rank. All shares of Series C Convertible Preferred Stock shall be of senior rank and all shares of Common Stock shall be of junior rank to all Series D Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the Preferences and relative rights of the Series D Preferred Shares. The Series D Preferred Shares shall be of greater rank than any Series of Common or Preferred Stock hereinafter issued by the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series D Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of Incorporation or bylaws, or file any resolution of the board of directors with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series D Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series D Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

                  (13) Restriction on Dividends. If any Series D Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock unless written notice thereof has been given to holders of the Series D Preferred Shares at least thirty (30) days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 13 shall not prohibit the Corporation from declaring and paying a dividend in cash with respect to the Common Stock so long as the Corporation:
         (i) pays simultaneously to each holder of Series D Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series D Preferred Shares been converted to Common Stock pursuant to Section 4 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series D Preferred Shares under clause 13(a)(i) hereof, the Corporation has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Corporation or any of its subsidiaries since its most recent balance sheet and (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Corporation assuming a liquidation of the Corporation as of the date of its most recently available balance sheet.

                  (14) Vote to Change the Terms of Series D Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Shares, shall be required for any change to this Certificate of Designations or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Shares.

                  (15) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the Series D Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series D Preferred Share certificate(s), the Corporation shall execute and deliver new Series D Preferred Share certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Series D Preferred Share certificates if the holder contemporaneously requests the Corporation to convert such Series D Preferred Shares into Common Stock.

                  (16) Withholding Tax Obligations. Notwithstanding anything herein to the contrary, to the extent that the Corporation receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series D Preferred Shares so effected, the Corporation may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series D Preferred Shares on the holder of such Series D Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to satisfy its withholding tax obligations (the "WITHHOLDING TAX") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series D Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Corporation, the Corporation shall not be permitted to condition the making of any such distribution in respect of any Series D Preferred Shares on the holder of such Series D Preferred Shares depositing with the Corporation any Withholding Tax with respect to such distribution, provided, however, the Corporation may reasonably condition the making of any such distribution in respect of any Series D Preferred Shares on the holder of such Series D Preferred Shares executing and delivering to the Corporation, at the election of the holder, either: (i) if applicable, a property completed Internal Revenue Service Form 4224, or
         (a) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties and interest that may be imposed upon the Corporation by the Internal Revenue Service as a result of the Corporation's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Corporation shall not be required to pay any additional damages set forth in Section 2(f)(v) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Corporation an executed indemnification agreement in the form reasonably satisfactory to the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by John Horton, its Senior Vice President and General Counsel, as of the 23rd day of July, 1998.

                                    NOISE CANCELLATION TECHNOLOGIES, INC.

                                    By: /s/ JOHN HORTON
                                       -----------------------------------------
                                       John Horton
                                       Senior Vice President and General Counsel

                                    EXHIBIT I

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                                CONVERSION NOTICE

         Reference is made to the Certificate of Designations, Preferences and Rights of Noise Cancellation Technologies, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, $.10 par value per share (the "SERIES D PREFERRED SHARES"), of Noise Cancellation Technologies, Inc., a Delaware corporation (the "CORPORATION"), indicated below into shares of Common Stock, $.01 par value per share (the "COMMON STOCK"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series D Preferred Shares specified below as of the date specified below.

         The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "ACT"), or (ii) an opinion of counsel in form and content reasonably satisfactory to the Corporation that such sale is exempt from registration required by Section 5 of the Act.

                                       Date of Conversion:
                                       ----------------------------------------
---

                                       Number of Series D
                                       Preferred Shares to be converted
                                       ----------------------------------------
---

                                       Stock certificate no(s). of Series D
                                       Preferred Shares to be converted:
                                       ----------------------------------------
---

Please confirm the following information:

                                       Conversion Price:
                                       ----------------------------------------
---

                                       Number of shares of Common
                                       Stock to be issued:
                                       -----------------------------------------
---
please issue the Common Stock into which the Series D Preferred Shares are being converted in the following name and to the following address:

                                       Issue to:(1)
                                       ----------------------------------------
---
                                       ----------------------------------------
---

                                       Facsimile Number:
                                       ----------------------------------------
---

                                       Authorization:
                                       ----------------------------------------
---
                                       By:
                                          -------------------------------------
---
                                       Title:
                                             ----------------------------------
--

                                       Dated:
                                       ----------------------------------------
---
ACKNOWLEDGED AND AGREED:

NOISE CANCELLATION TECHNOLOGIES, INC.

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

Date:
     ------------------------



--------
1 If other than to the record holder of the Series D Preferred Shares, any applicable transfer tax must be paid by the undersigned.